Exhibit 99.2

Aadi Bioscience Announces Planned Leadership Transition

LOS ANGELES, CA, November 8, 2022 – Aadi Bioscience, Inc. (NASDAQ: AADI), a commercial-stage biopharmaceutical company focused on precision therapies for genetically-defined cancers with alterations in mTOR pathway genes, today announced the appointment of Neil Desai, Founder, President and CEO to Executive Chairman and Brendan Delaney, Chief Operating Officer, to President and CEO, effective as of January 1, 2023.

“I have had the opportunity to work with Brendan since he joined Aadi as Chief Operating Officer in September 2021. Since that time his expertise and leadership have been instrumental in building the organization in preparation for the growth that lies ahead,” said Neil Desai, Ph.D., Founder, President and Chief Executive Officer of Aadi Bioscience. “In a period of little over a year, we have evolved into a commercial stage company with the approved product FYARRO® for advanced malignant PEComa, have launched a new tumor agnostic registration trial PRECISION 1 with a potentially large cancer indication, are adequately financed through key long-term milestones and have put in place a stellar management team. This is a perfect time for this transition. Going forward, Brendan will assume leadership of the Company as we continue to gain momentum on all of these fronts. I will continue to serve on the board of directors and steer the advancement of our scientific initiatives.”

Dr. Desai is the founder of Aadi Bioscience and has served as its President and CEO since 2011. He is the inventor of nab technology and the mTOR inhibitor nab-sirolimus (FYARRO) and helped guide the organization through the drug development process leading to approval of FYARRO, the first FDA approved therapy for advanced malignant perivascular epithelioid cell tumor (PEComa). The Company raised $155M concurrent with a public listing in August 2021 and since that time, has grown to more than 80 employees including the recruitment of a top-notch leadership team. He has helped to guide the organization through the inaugural commercialization of FYARRO for advanced malignant PEComa, and the launch of the PRECISION 1 tumor-agnostic trial targeting TSC1 and TSC2 inactivating alterations. Most recently, following completion of a $72.5 million financing in September 2022, the Company launched a new clinical collaboration exploring the potential of the combination of nab-sirolimus with a KRAS inhibitor in NSCLC and other cancers.

“It truly is an honor to take on this leadership role here at Aadi and I am very excited to continue working with Neil and the entire team as the CEO. I look forward to what we can accomplish together heading into our next phase of growth and as we look toward the potential launch of FYARRO in the substantially larger tumor agnostic oncology indication,” said Brendan Delaney, Aadi’s current COO. “We have an amazing team in place who will ensure continued execution on our commercial progress, advancing our PRECISION 1 trial and further exploring additional clinical opportunities for FYARRO, and it’s exciting to consider the potential we have as a leading precision oncology company in the future.”

Prior to joining Aadi in September 2021, Mr. Delaney served as the Chief Commercial Officer (CCO) of Constellation Pharma which was acquired by MorphoSys for $1.7 billion. Prior to joining Constellation, Mr. Delaney was the CCO at Immunomedics, where he led the buildout of the marketing, sales, market access, and commercial operations teams. He was instrumental in successfully launching Trodelvy, the first TROP-2 directed antibody-drug conjugate for the treatment of triple-negative breast cancer. Immunomedics was acquired by Gilead Sciences for $21 billion in September 2020. Previously, he served as the head of U.S. hematology and oncology at Celgene Corporation, where he managed portfolio brands including Revlimid, Pomalyst and Abraxane. Prior to joining Celgene, he held various commercial roles at both Novartis Oncology and Genentech, where he led several successful product launches for blockbuster brands. He earned an MBA from the Stern School of Business at NYU and a BS in biology from Rutgers University.

Both Dr. Desai and Mr. Delaney will serve on the Company’s board of directors after the transition.

About Aadi Bioscience

Aadi is a commercial-stage biopharmaceutical company focused on precision therapies for genetically defined cancers to bring transformational therapies to cancer patients with mTOR pathway driver alterations Aadi received FDA approval and has commercialized FYARRO® for the treatment of adult patients with locally advanced unresectable or metastatic malignant perivascular epithelioid cell tumor (PEComa).

Aadi has also initiated PRECISION 1, a Phase 2 tumor-agnostic registration-intended trial in mTOR inhibitor-naïve malignant solid tumors harboring TSC1 or TSC2 inactivating alterations. More information on the Company’s development pipeline is available on the Aadi website at www.aadibio.com and connect with us on Twitter and LinkedIn.

Forward-Looking Statements

This press release contains certain forward-looking statements regarding the business of Aadi Biosciences that are not a description of historical facts within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding the Company’s current beliefs and expectations; anticipated future growth; the potential commercialization of FYARRO in the tumor agnostic oncology market; expectations regarding management performance following the leadership transition; and the Company’s potential as a commercial precision oncology company. Actual results could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation, those associated with uncertainties associated with the clinical development and regulatory approval of FYARRO in additional indications, including potential delays in the commencement, enrollment and completion of clinical trials for additional indications; the risk that unforeseen adverse reactions or side effects may occur in the course of commercializing, developing and testing FYARRO; and risks related to collaborations with third-parties.

Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included in Aadi’s Quarterly Report on Form 10-Q filed on August 10, 2022, and elsewhere in Aadi’s reports and other documents that Aadi has filed, or will file, with the SEC from time to time and available at www.sec.gov.

All forward-looking statements in this press release are current only as of the date hereof and, except as required by applicable law, Aadi undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified in their entirety by this cautionary statement. This cautionary statement is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Contact:

Marcy Graham

IR@aadibio.com

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